Exhibit 99.1

For Immediate Release

July 17, 2014

Microsoft announces steps to simplify organization and align devices strategy

Company will take restructuring charge of $1.1 billion to $1.6 billion.

REDMOND, Wash. — July 17, 2014 — Microsoft Corp. today announced a restructuring plan to simplify its organization and align the recently acquired Nokia Devices and Services business with the company’s overall strategy.

These steps will result in the elimination of up to 18,000 positions over the next year. Of the total, about 12,500 professional and factory positions will be eliminated through synergies and strategic alignment of the Nokia Devices and Services business acquired by Microsoft on April 25.

The actions associated with the plan are expected to be substantially complete by Dec. 31, 2014, and fully completed by June 30, 2015.

The company expects to incur pre-tax charges of $1.1 billion to $1.6 billion over the next four quarters, including $750 million to $800 million for severance and related benefit costs, and $350 million to $800 million of asset-related charges.

The plans were outlined in an email from Microsoft CEO Satya Nadella to Microsoft employees, and an email from Microsoft Executive Vice President Stephen Elop to Microsoft Devices Group employees. To read Nadella’s email, see http://www.microsoft.com/en-us/news/press/2014/jul14/07-17announcement1.aspx. To read Elop’s email, see http://www.microsoft.com/en-us/news/press/2014/jul14/07-17announcement2.aspx.

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services, devices and solutions that help people and businesses realize their full potential.

For more information, press only:

Rapid Response Team, Waggener Edstrom Communications, (503) 443-7070, rrt@waggeneredstrom.com

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